CUSIP No. 29014R103	13G/A

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G/A
(RULE 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULE 13d-1(b), (c), AND (d)

ELOXX PHARMACEUTICALS, INC.

(Name of Issuer)

Common Stock, Par Value $0.01 Per Share

(Title of Class of Securities)

29014R103

(CUSIP Number)

December 31, 2018

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☒	Rule 13d-1(c)

☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 29014R103	13G/A

1	NAMES OF REPORTING PERSONS
Catalyst CEL Management Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
1,836,441

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
1,836,441

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON*
1,836,441

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.23%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

* Includes shares held by CEL CATALYST China Israel Fund L.P. and by Catalyst CEL Fund L.P.

CUSIP No. 29014R103	13G/A

1	NAMES OF REPORTING PERSONS
CEL Catalyst China Israel General Partner Limited

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
1,836,441

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
1,836,441

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON*
1,836,441

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.23%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

* Includes shares held by CEL CATALYST China Israel Fund L.P. and by Catalyst CEL Fund L.P.

CUSIP No. 29014R103	13G/A

1	NAMES OF REPORTING PERSONS
Catalyst CEL Fund L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
229,920

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
229,920

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON*
229,920

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.65%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP No. 29014R103	13G/A

1	NAMES OF REPORTING PERSONS
CEL CATALYST China Israel Fund L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
1,606,521

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
1,606,521

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON*
1,606,521

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
4.57%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP No. 29014R103	13G/A

Schedule 13G/A

Item 1(a).	Name of Issuer: Eloxx Pharmaceuticals, Inc. (the “Issuer”)

Item 1(b).	Address of Issuer’s Principal Executive Offices: 950 Winter Street, Waltham, MA 02451

Item 2(a).
Name of Persons Filing: The Statement is being filed on behalf of (i) Catalyst CEL Fund L.P., (ii) CEL CATALYST China Israel Fund L.P., (iii) CEL Catalyst China Israel General Partner Limited (the “General Partner”), the general partner of each of Catalyst CEL Fund L.P. and CEL CATALYST China Israel Fund L.P., and (iv) Catalyst CEL Management Ltd., the management company and sole shareholder of the General Partner (collectively, the “Reporting Persons”).

Item 2(b).
Address of Principal Business Office or, if None, Residence:
Catalyst CEL Fund L.P.: 28 HaArbaa St., Tel Aviv, Israel 647925.
CEL CATALYST China Israel Fund L.P.: 46/F, Far East Centre, 16 Harcourt Road, Hong Kong, China. CEL Catalyst China Israel General Partner Limited: 28 HaArbaa St., Tel Aviv, Israel 647925.
Catalyst CEL Management Ltd.: 28 HaArbaa St., Tel Aviv, Israel 647925.

Item 2(c).	Citizenship: The Reporting Persons are each organized under the laws of the Cayman Islands.

Item 2(d).	Title of Class of Securities: Common Stock, par value $0.01

Item 2(e).	CUSIP Number: 29014R103

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

Not applicable.
(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);
(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);
(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

CUSIP No. 29014R103	13G/A

Item 4. Ownership.

(a)	Amount Beneficially Owned:

See the responses to Item 9 on the attached cover pages.

(b)	Percent of Class:

See the responses to Item 11 on the attached cover pages.

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote:	0.

(ii)	Shared power to vote or to direct the vote:	See the responses to Item 6 on the attached cover pages.

(iii)	Sole power to dispose or to direct the disposition of:	0.

(iv)	Shared power to dispose or to direct the disposition of:	See the responses to Item 8 on the attached cover pages.

Item 5. Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following ☐.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent  Holding Company or Control Person.

Not applicable.

Item 8. Identification and Classification of Members of the Group.

Not applicable.

Item 9. Notice of Dissolution of Group.

Not applicable.

Item 10. Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under §240.14a–11.

CUSIP No. 29014R103	13G/A

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Catalyst CEL Fund L.P.

Dated: February 4, 2019	By:	/s/ Edouard Cukierman
		Name:	Edouard Cukierman
		Title:	Authorized Signatory

Dated: February 4, 2019	By:	/s/ Yair Shamir
		Name:	Yair Shamir
		Title:	Authorized Signatory

CEL CATALYST China Israel Fund L.P.

Dated: February 4, 2019	By:	/s/ Edouard Cukierman
		Name:	Edouard Cukierman
		Title:	Authorized Signatory

Dated: February 4, 2019	By:	/s/ Yair Shamir
		Name:	Yair Shamir
		Title:	Authorized Signatory

CEL Catalyst China Israel General Partner Limited

Dated: February 4, 2019	By:	/s/ Edouard Cukierman
		Name:	Edouard Cukierman
		Title:	Authorized Signatory

Dated: February 4, 2019	By:	/s/ Yair Shamir
		Name:	Yair Shamir
		Title:	Authorized Signatory
Catalyst CEL Management Ltd.

Dated: February 4, 2019	By:	/s/ Edouard Cukierman
		Name:	Edouard Cukierman
		Title:	Authorized Signatory

Dated: February 4, 2019	By:	/s/ Yair Shamir
		Name:	Yair Shamir
		Title:	Authorized Signatory

EXHIBITS

1.          Joint Filing Agreement as required by Rule 13d-1(k)(1) under the Securities and Exchange Act of 1934, as amended.